SOUTHWEST REPORTS FIRST QUARTER PROFIT
Files application to serve its 16th international destination—Providenciales, Turks & Caicos

DALLAS, TEXAS - April 27, 2017 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2017 results:

•	Net income of $351 million, diluted earnings per share of $.57, operating income of $658 million, and operating margin[1] of 13.5 percent

•	Excluding special items[2], net income of $372 million, diluted earnings per share of $.61, operating income of $626 million, and operating margin[3] of 12.8 percent

•	First quarter record operating cash flow of $1.6 billion and first quarter record free cash flow[2] of $1.2 billion

•	Returned $673 million to Shareholders through a combination of dividends and share repurchases

•	Return on invested capital (ROIC)[2] for 12 months ended March 31, 2017, of 27.7 percent

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "We are pleased to report strong first quarter 2017 profits and margins, especially considering the passenger revenue yield environment and higher fuel prices. Our balance sheet, liquidity, and cash flows also remained strong, enabling another quarter of substantial returns and rewards for our Employees and Shareholders.

"Total operating revenues were a first quarter record $4.9 billion. We carried a record number of passengers for any first quarter on 2.3 percent more trips, year-over-year. As expected, first quarter operating unit revenues (RASM) declined, year-over-year, due largely to the competitive fare environment and shift in Easter travel demand. Year-over-year RASM trends in April have turned positive, even excluding an approximate $10 million Easter benefit. Based on current bookings and revenue trends, we expect second quarter 2017 RASM to increase in the one to two percent range, year-over-year, which is notable considering our year-ago RASM growth and industry outperformance.

"Our first quarter unit cost inflation was driven primarily by higher fuel costs and pay increases from amended union contracts. Costs associated with our operational initiatives and the upcoming implementation of our new reservation system also contributed to our first quarter cost pressures. Our cost inflation is expected to abate dramatically in second half 2017 to end this year with fourth quarter unit costs in line with year-ago levels, excluding fuel and oil, special items, and profitsharing4. Our annual 2017 unit costs, excluding fuel and oil, special items, and profitsharing, are estimated to increase approximately three percent, year-over-year4, unchanged from prior expectations.

"We continue to fine tune our network and introduce new markets that strengthen our network, as well as support our revenue and profitability targets. Earlier this week, we launched service from San Diego International Airport (SAN) to San Jose del Cabo/Los Cabos, Mexico, making SAN our fourth gateway city in The Golden State to operate international flights. As the airline that carries the most passengers every day to, from, and within California5, we are further strengthening our West Coast presence with new Sacramento service beginning in August 2017. This June, we will consolidate our Ohio operations and launch service to Cincinnati/Northern Kentucky International Airport. We will also launch service to Grand Cayman with the opening of the new five-gate international concourse at Ft. Lauderdale-Hollywood International Airport (FLL). As we continue to seek opportunities to take Southwest Customers to exciting new international destinations, we are thrilled to announce that we have filed an application with the U.S. Department of Transportation for authority to serve Providenciales, Turks & Caicos, from FLL beginning in fourth quarter 2017, subject to requisite governmental approvals6.

"Our Employees delivered another solid operational performance, and I commend them for persevering through the challenging weather conditions during the quarter. No doubt, their legendary Southwest Hospitality contributed to our strong first quarter net promoter score of 71.4 percent. Our Employees are the best in the industry, and their commitment to achieve our Vision to be the world’s most loved, most flown, and most profitable airline is unwavering.

"We are off to a great start this year, and we are excited about our future. We continue to strengthen our network, and our plan to grow 2017 available seat miles approximately 3.5 percent, year-over-year, remains unchanged. We are on track to launch our new reservation system next month. Our current revenue trends reinforce our goal to deliver year-over-year RASM growth this year, and we remain intensely focused on controlling costs. With our encouraging outlook and continued expectation for healthy margins and cash flows, we remain steadfast in our commitment to return significant value to our Employees, Customers, and Shareholders."

Revenue Results and Outlook
The Company's total operating revenues increased 1.2 percent, year-over-year, to a first quarter record $4.9 billion, driven largely by first quarter record passenger revenues of $4.4 billion. On a unit basis, operating revenues declined 2.8 percent, year-over-year, which was in line with the Company's expectations. Demand for Southwest's low fares remained strong and the fare environment remained competitive, resulting in a 2.6 percent decline in passenger revenue yield. Based on current bookings and improved yield trends, the Company expects positive year-over-year RASM in second quarter 2017.

Cost Performance and Outlook
First quarter 2017 total operating expenses increased 8.8 percent to $4.2 billion, and increased 4.5 percent on a unit basis, as compared with first quarter 2016. Excluding special items in both periods, which primarily related to the Company's fuel hedge derivative contracts, total operating expenses increased 9.9 percent to $4.3 billion, and increased 5.6 percent on a unit basis, year-over-year. First quarter 2017 economic fuel costs2 were $1.96 per gallon, including $0.29 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $1.78 per gallon in first quarter 2016, including $0.56 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of April 21, 2017, second quarter 2017 economic fuel costs are estimated to be in the $1.95 to $2.00 per gallon range7. As of April 21, 2017, the fair market value of the Company's fuel derivative contracts settling during the second half of 2017 was a net liability of approximately $290 million. In addition, the fair market value of the hedge portfolio settling in 2018 and 2019, combined, was a net asset of approximately $110 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, first quarter 2017 operating expenses increased 8.8 percent, as compared with first quarter 2016. First quarter 2017 profitsharing expense was $99 million, compared with $155 million in first quarter 2016. Excluding fuel and oil expense, special items, and profitsharing expense, first quarter 2017 operating expenses increased 11.3 percent, and 6.9 percent on a unit basis, year-over-year. As expected, approximately four points of this unit cost increase was due to the significant snap up in wage rates in year one of new Flight Attendant and Pilot contracts that became effective in fourth quarter 2016. In addition, costs associated with the preparation for the upcoming implementation of the Company's new reservation system contributed to the first quarter 2017 year-over-year cost increase. Based on current cost trends, the Company estimates second quarter 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, will increase approximately six percent, year-over-year4. The Company expects its cost inflation to ease substantially by fourth quarter 2017 due to tailwinds associated with the retirement of its Boeing 737-300 (Classic) fleet by the end of third quarter, the implementation of its new reservation system next month, and the lapse of the step-up in wage rates from labor agreements ratified in 2016.

First Quarter Results
First quarter 2017 operating income was $658 million, compared with $944 million in first quarter 2016. Excluding special items, first quarter 2017 operating income was $626 million, compared with $952 million in first quarter 2016.

Other expenses in first quarter 2017 were $105 million, compared with $128 million in first quarter 2016. The $23 million decrease resulted primarily from $94 million in other losses recognized in first quarter 2017, compared with $114 million in first quarter 2016. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, other losses were $29 million in first quarter 2017, compared with $34 million in first quarter 2016, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Second quarter 2017 premium costs related to fuel derivative contracts are currently estimated to be approximately $35 million, compared with $48 million in second quarter 2016. Net interest expense in first quarter 2017 was $11 million, compared with $14 million in first quarter 2016.

First quarter 2017 net income was $351 million, or $0.57 per diluted share, compared with first quarter 2016 net income of $513 million, or $.79 per diluted share. Excluding special items, first quarter 2017 net income was $372 million, or $.61 per diluted share, compared with first quarter 2016 net income of $569 million, or $.88 per diluted share, and compared with First Call first quarter 2017 consensus estimate of $.63 per diluted share.

Liquidity and Capital Deployment
As of March 31, 2017, the Company had approximately $3.5 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during first quarter 2017 was a first quarter record $1.6 billion, capital expenditures were $414 million, and free cash flow was a first quarter record $1.2 billion. The Company repaid $369 million in debt and capital lease obligations during first quarter 2017, and expects to repay approximately $190 million in debt and capital lease obligations during the remainder of 2017.

During first quarter 2017, the Company returned $673 million to its Shareholders through the payment of $123 million in dividends and the repurchase of 9.8 million shares in common stock for $550 million. The Company received 8.8 million shares pursuant to a $500 million accelerated share repurchase (ASR) program launched and completed during first quarter 2017, and the remaining shares were repurchased through $50 million in open market transactions. During first quarter 2017, the Company also received the remaining 1.2 million shares pursuant to the $300 million fourth quarter 2016 ASR program, bringing the total shares repurchased under that ASR program to 6.0 million. The Company has $400 million remaining under its May 2016 $2.0 billion share repurchase authorization.

Fleet and Capacity
The Company ended first quarter 2017 with 727 aircraft in its fleet. This reflects the first quarter 2017 delivery of nine new Boeing 737-800s and three pre-owned Boeing 737-700s, as well as the retirement of eight Classic aircraft. As previously announced, the Company intends to retire the 79 Classic aircraft that remained in its fleet at March 31, 2017, by the end of third quarter 2017. The Company's fleet and capacity plans remain unchanged for 2017. Total aircraft, net of all Classic retirements, is expected to decline to 703 by year-end, and available seat mile (ASM) growth, year-over-year, is expected to be approximately 3.5 percent. For 2018, the Company's current firm aircraft commitments and remaining options would result in 750 aircraft by year-end. While the Company has not finalized its 2018 capacity plans, it continues to expect year-over-year ASM growth to be less than its 2016 year-over-year ASM growth of 5.7 percent. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Named to FORTUNE’s list of World’s Most Admired Companies for the 23rd consecutive year. Southwest was ranked as the #8 Most Admired Company, and is the only commercial airline to make the Top Ten

•	Ranked #1 in the U.S. Department of Transportation Customer Satisfaction ranking for 2016

•	Received the 2016 Express Cargo Standard of Excellence award from Express Delivery and Logistics Association

•	Ranked #1 Airline to work for in the U.S. for 2017-2018 by Airline Boarding

•	Received the Air Cargo Excellence Platinum Award by Air Cargo World magazine, making this the 13th consecutive year Southwest Airlines Cargo® has been honored in the annual Air Cargo Excellence Survey

Conference Call
The Company will discuss its first quarter 2017 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
http://www.southwestairlinesinvestorrelations.com

1Operating margin is calculated as operating income divided by operating revenues.
2See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.

3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Year-over-year projections do not reflect the potential impact of fuel and oil expense, profitsharing expense, and special items in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
5Based on the U.S. Department of Transportation's most recent data of O&D passengers boarded.
6Fares and schedule information available soon.
7Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of financial measures excluding special items to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, goals, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (ii) the Company's network and growth plans, strategies, opportunities, and expectations; (iii) the Company's construction initiatives and related operational expectations; (iv) the Company's Vision; (v) the Company's capacity plans and expectations; (vi) the Company's plans and expectations with respect to its new reservation system; (vii) the Company’s expectations and goals with respect to returning value to Employees, Customers, and Shareholders; (viii) the Company's expectations related to its management of risk associated with changing jet fuel prices; (ix) the Company's fleet plans and expectations; and (x) the Company's expectations with respect to liquidity, including its plans for the repayment of debt and capital lease obligations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, capacity and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; (iv) the Company's dependence on third parties, in particular with respect to its fleet, technology, and construction plans and expectations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of labor matters on the Company's business decisions, plans, strategies, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2017	2016	Percent Change
OPERATING REVENUES:
Passenger	$4,424	$4,398	0.6
Freight	42	42	—
Other	417	386	8.0
Total operating revenues	4,883	4,826	1.2

OPERATING EXPENSES:
Salaries, wages, and benefits	1,733	1,539	12.6
Fuel and oil	922	852	8.2
Maintenance materials and repairs	243	262	(7.3)
Aircraft rentals	54	59	(8.5)
Landing fees and other rentals	313	302	3.6
Depreciation and amortization	318	290	9.7
Other operating expenses	642	578	11.1
Total operating expenses	4,225	3,882	8.8

OPERATING INCOME	658	944	(30.3)

OTHER EXPENSES (INCOME):
Interest expense	29	30	(3.3)
Capitalized interest	(11)	(11)	—
Interest income	(7)	(5)	40.0
Other (gains) losses, net	94	114	(17.5)
Total other expenses (income)	105	128	(18.0)

INCOME BEFORE INCOME TAXES	553	816	(32.2)
PROVISION FOR INCOME TAXES	202	303	(33.3)
NET INCOME	$351	$513	(31.6)

NET INCOME PER SHARE:
Basic	$0.57	$0.80	(28.8)
Diluted	$0.57	$0.79	(27.8)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	613	641	(4.4)
Diluted	614	648	(5.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,
	2017	2016	Percent Change
Fuel and oil expense, unhedged	$816	$577
Add: Fuel hedge (gains) losses included in Fuel and oil expense, net	106	275
Fuel and oil expense, as reported	$922	$852
Add (Deduct): Net impact from fuel contracts (1)	37	(8)
Fuel and oil expense, non-GAAP (economic)	$959	$844	13.6

Total operating expenses, as reported	$4,225	$3,882
Add (Deduct): Net impact from fuel contracts (1)	37	(8)
Deduct: Lease termination expense	(5)	—
Total operating expenses, non-GAAP	$4,257	$3,874	9.9
Deduct: Fuel and oil expense, non-GAAP (economic)	(959)	(844)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,298	$3,030	8.8
Deduct: Profitsharing expense	(99)	(155)
Operating expenses, non-GAAP, excluding Fuel and oil expense and profitsharing	$3,199	$2,875	11.3

Operating income, as reported	$658	$944
Add (Deduct): Net impact from fuel contracts (1)	(37)	8
Add: Lease termination expense	5	—
Operating income, non-GAAP	$626	$952	(34.2)

Other (gains) losses, net, as reported	$94	$114
Deduct: Net impact from fuel contracts (1)	(65)	(80)
Other (gains) losses, net, non-GAAP	$29	$34	(14.7)

Net income, as reported	$351	$513
Add: Net impact from fuel contracts (1)	28	88
Add: Lease termination expense	5	—
Deduct: Net income tax impact of fuel and special items (2)	(12)	(32)
Net income, non-GAAP	$372	$569	(34.6)

Net income per share, diluted, as reported	$0.57	$0.79
Add: Impact from fuel contracts	0.05	0.14
Add: Impact of special items	0.01	—
Deduct: Net income tax impact of fuel and special items (2)	(0.02)	(0.05)
Net income per share, diluted, non-GAAP	$0.61	$0.88	(30.7)
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2017	2016
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$8	$—
Contracts settling in the current period, but for which the impact has been recognized in a prior period (1)	29	(8)
Impact from fuel contracts to Fuel and oil expense	$37	$(8)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(8)	$—
Contracts settling in the current period, but for which the impact has been recognized in a prior period (1)	(29)	8
Impact from fuel contracts to Operating Income	$(37)	$8

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(43)	$(76)
Ineffectiveness from fuel hedges settling in future periods	(14)	(4)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(8)	—
Impact from fuel contracts to Other (gains) losses, net	$(65)	$(80)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$43	$76
Ineffectiveness from fuel hedges settling in future periods	14	4
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(29)	8
Impact from fuel contracts to Net Income (2)	$28	$88

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended
	March 31,
	2017	2016	Change
Revenue passengers carried	29,538,790	28,603,479	3.3%
Enplaned passengers	35,578,350	34,628,441	2.7%
Revenue passenger miles (RPMs) (000s) (1)	29,340,658	28,408,164	3.3%
Available seat miles (ASMs) (000s) (2)	36,699,870	35,268,149	4.1%
Load factor (3)	79.9%	80.5%	(0.6) pts.
Average length of passenger haul (miles)	993	993	—
Average aircraft stage length (miles)	758	757	0.1%
Trips flown	321,790	314,537	2.3%
Seats flown (4)	47,746,088	46,101,321	3.6%
Seats per trip (5)	148.38	146.57	1.2%
Average passenger fare	$149.78	$153.75	(2.6)%
Passenger revenue yield per RPM (cents) (6)	15.08	15.48	(2.6)%
RASM (cents) (7)	13.30	13.68	(2.8)%
PRASM (cents) (8)	12.06	12.47	(3.3)%
CASM (cents) (9)	11.51	11.01	4.5%
CASM, excluding Fuel and oil expense (cents)	9.00	8.59	4.8%
CASM, excluding special items (cents)	11.60	10.99	5.6%
CASM, excluding Fuel and oil expense and special items (cents)	8.98	8.59	4.5%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.71	8.15	6.9%
Fuel costs per gallon, including fuel tax (unhedged)	$1.67	$1.22	36.9%
Fuel costs per gallon, including fuel tax	$1.89	$1.80	5.0%
Fuel costs per gallon, including fuel tax (economic)	$1.96	$1.78	10.1%
Fuel consumed, in gallons (millions)	487	472	3.2%
Active fulltime equivalent Employees	54,652	50,911	7.3%
Aircraft at end of period	727	714	1.8%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	March 31, 2017	March 31, 2016
Operating income, as reported	$3,475	$4,280
Special revenue adjustment	—	(172)
Union contract bonuses	356	334
Net impact from fuel contracts	(248)	(319)
Acquisition and integration costs	—	16
Asset impairment	21	—
Lease termination expense	27	—
Operating income, non-GAAP	$3,631	$4,139
Net adjustment for aircraft leases (1)	108	115
Adjustment for fuel hedge accounting (2)	(151)	(133)
Adjusted Operating income, non-GAAP (A)	$3,588	$4,121

Debt, including capital leases (3)	$3,282	$2,906
Equity (3)	8,002	7,176
Net present value of aircraft operating leases (3)	957	1,168
Average invested capital	$12,241	$11,250
Equity adjustment for hedge accounting (2)	698	1,082
Adjusted average invested capital (B)	$12,939	$12,332

Non-GAAP ROIC, pre-tax (A/B)	27.7%	33.4%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(2) The Adjustment for fuel hedge accounting in the numerator is due to the Company’s accounting policy decision to classify fuel hedge accounting premiums below the Operating income line, and thus is adjusting Operating income to reflect such policy decision. The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses are reflected in the Net impact from fuel contracts in the numerator.
(3) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at its estimated incremental borrowing rate as of the time each individual lease was signed.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,851	$1,680
Short-term investments	1,631	1,625
Accounts and other receivables	585	546
Inventories of parts and supplies, at cost	356	337
Prepaid expenses and other current assets	235	310
Total current assets	4,658	4,498
Property and equipment, at cost:
Flight equipment	20,348	20,275
Ground property and equipment	3,908	3,779
Deposits on flight equipment purchase contracts	1,208	1,190
Assets constructed for others	1,319	1,220
	26,783	26,464
Less allowance for depreciation and amortization	9,497	9,420
	17,286	17,044
Goodwill	970	970
Other assets	849	774
	$23,763	$23,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,214	$1,178
Accrued liabilities	1,947	1,985
Air traffic liability	4,012	3,115
Current maturities of long-term debt	285	566
Total current liabilities	7,458	6,844

Long-term debt less current maturities	2,781	2,821
Deferred income taxes	3,442	3,374
Construction obligation	1,175	1,078
Other noncurrent liabilities	703	728
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,419	1,410
Retained earnings	11,708	11,418
Accumulated other comprehensive loss	(312)	(323)
Treasury stock, at cost	(5,419)	(4,872)
Total stockholders' equity	8,204	8,441
	$23,763	$23,286

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$351	$513
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	318	290
Unrealized/realized (gain) loss on fuel derivative instruments, net	27	88
Deferred income taxes	62	26
Changes in certain assets and liabilities:
Accounts and other receivables	(35)	(21)
Other assets	(81)	4
Accounts payable and accrued liabilities	93	313
Air traffic liability	897	685
Cash collateral received from (provided to) derivative counterparties	37	(231)
Other, net	(44)	(51)
Net cash provided by operating activities	1,625	1,616

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(414)	(438)
Assets constructed for others	(49)	(11)
Purchases of short-term investments	(563)	(256)
Proceeds from sales of short-term and other investments	556	530
Net cash used in investing activities	(470)	(175)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	7	11
Reimbursement for assets constructed for others	49	10
Payments of long-term debt and capital lease obligations	(369)	(56)
Payments of cash dividends	(123)	(96)
Repayment of construction obligation	(2)	(2)
Repurchase of common stock	(550)	(500)
Other, net	4	(3)
Net cash used in financing activities	(984)	(636)

NET CHANGE IN CASH AND CASH EQUIVALENTS	171	805

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,680	1,583

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,851	$2,388

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 21, 2017

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	2Q 2017 (2)	Full Year 2017 (2)
$35	$1.65 - $1.70	$1.65 - $1.70
$45	$1.80 - $1.85	$1.80 - $1.85
Current Market (1)	$1.95 - $2.00	$1.95 - $2.00
$70	$2.10 - $2.15	$2.15 - $2.20
$80	$2.20 - $2.25	$2.20 - $2.25

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	79%
2019	36%

(1) Brent crude oil average market price as of April 21, 2017, was approximately $53 per barrel for second quarter 2017 and $54 per barrel for full year 2017, respectively.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 21, 2017. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2017

	The Boeing Company
	-800 Firm Orders	-800 Options	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Total
2017	39	—	—	14		—	14	67	(2)
2018	26	4	—	13		—	4	47
2019	—	—	15	—		5	—	20
2020	—	—	14	—		8	—	22
2021	—	—	1	13		18	—	32
2022	—	—	—	15		19	—	34
2023	—	—	—	34		23	—	57
2024	—	—	—	41		23	—	64
2025	—	—	—	40		36	—	76
2026	—	—	—	—		36	—	36
2027	—	—	—	—		23	—	23
	65	4	30	170	(1)	191	18	478
(1) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(2) Includes nine 737-800s and three 737-700s delivered as of March 31, 2017.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that reflect the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding Fuel and oil expense; Operating expenses, non-GAAP, excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
In addition, the Company’s GAAP results in the applicable periods include other charges or benefits that are deemed “special items” that the Company believes are not indicative of its ongoing operations and make its results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
A one-time $172 million Special revenue adjustment in July 2015 as a result of the Company's amendment of its co-branded credit card agreement with Chase Bank USA, N.A. and the resulting required change in accounting methodology. This increase to revenue represented a nonrecurring required acceleration of revenues associated with the adoption of Accounting Standards Update 2009-13;

2.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

3.
Expenses associated with the Company’s acquisition and integration of AirTran Holdings, LLC, the parent company of AirTran Airways, Inc. ("AirTran"). Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The exclusion of these expenses provides investors with a more applicable basis with which to compare results in future periods now that the integration process has been completed;

4.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the Federal Aviation Administration announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3; and

5.
Lease termination costs recorded during the twelve months ended March 31, 2017 as a result of the Company acquiring seven of its Boeing 737-300 aircraft off operating leases, as part of the Company’s strategic effort to phase out its Classic aircraft from operations by the end of third quarter 2017 in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft, as well as any associated remaining obligations to the balance sheet as debt.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to other airlines: Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding fuel and oil expense; Operating expenses, non-GAAP, excluding fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2017, the Company generated $1.2 billion in free cash flow, calculated as operating cash flows of $1.6 billion less capital expenditures of $414 million less assets constructed for others of $49 million plus reimbursements for assets constructed for others of $49 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes are not indicative of its ongoing operations and make its results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital, is a meaningful measure because it quantifies the Company's effectiveness in generating returns, relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.